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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

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                                (Name of Issuer)

                            James River Coal Company
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                         (Title of Class of Securities)

                                   470355 20 7
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                                 (CUSIP Number)

                                31 December 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 470355 20 7
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1.  Names of Reporting Person

Man Investments Limited

      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a) |_|

(b) |X|
--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization:

United Kingdom
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power:
Shares
Beneficially          0
Owned by              ----------------------------------------------------------
Each                  6. Shared Voting Power:
Reporting
Person With           0
                      ----------------------------------------------------------
                      7. Sole Dispositive Power:

                      0
                      ----------------------------------------------------------
                      8. Shared Dispositive Power:

                      0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person.

0
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions).


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IA

OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 470355 20 7
--------------------------------------------------------------------------------
1.  Names of Reporting Person

Jungfrau Fund Limited

      I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

(a) |_|

(b) |X|
--------------------------------------------------------------------------------
3. SEC Use Only


--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

Bermuda
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power:
Shares
Beneficially          0
Owned by              ----------------------------------------------------------
Each                  6. Shared Voting Power:
Reporting
Person With           0
                      ----------------------------------------------------------
                      7. Sole Dispositive Power:

                      0
                      ----------------------------------------------------------
                      8. Shared Dispositive Power:

                      0
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person.

0
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions).


--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

0
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IA

OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  470355 20 7
--------------------------------------------------------------------------------


ITEM 1.

(a) Name of Issuer:

James River Coal Company

(b) Address of Issuer's Principal Executive Offices:

901 E. Byrd Street, Suite 1600, Richmond, VA  23219

ITEM 2.

(a)     Name of Persons Filing:

(1)     Man Investments Limited

(b)     Address of Principal Business Office or, if none, Residence:

        Man Investments Limited

        Sugar Quay, Lower Thames Street,

        London EC3R 6DU

        United Kingdom

(c) Citizenship: United Kingdom


(2) Jungfrau Fund Limited

(b) Address of Principal Business Office or, if none, Residence:

        Argonaut House, 5 Park Road

        Hamilton HM09

        Bermuda

        (c) Citizenship

        Man Investments Limited:  United Kingdon

(c) Citizenship:  Bermuda


(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

470355 20 7

--------------------------------------------------------------------------------
CUSIP No.  470355 20 7
--------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F); (g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
CUSIP NO.  470355 20 7
--------------------------------------------------------------------------------


ITEM 4.    OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Man Investments Limited - 0 shares

Jungfrau Fund Limited - 0 shares

(b) Percent of class:

Man Investments Limited - 0

Jungfrau Fund Limited - 0

(c) Number of shares as to which the person has:

Man Investments Limited

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of:

(c) Number of shares as to which the person has:

Jungfrau Fund Limited - 0

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 0


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

--------------------------------------------------------------------------------
CUSIP NO.  470355 20 7
--------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 29, 2008



By:      Man Investments Limited


By: /s/ Michael Lozowski
    --------------------------------
        Name:  Michael Lozowski
        Title:  Director


Jungfrau Fund Limited


By: /s/ Dawn C. Griffiths
    --------------------------------
        Name:  Dawn C. Griffiths
        Title:  Director